UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 23, 2015

Janus Capital Group Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-15253	43-1804048
(State or other jurisdiction	(Commission file	(IRS Employer
of incorporation)	number)	Identification Number)

151 DETROIT STREET

DENVER, COLORADO 80206

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code

(303) 691-3905

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)  Resignation of Director

Seiji Inagaki, a director of the Board of Directors (“Board”) of Janus Capital Group Inc. (“Company”) informed the Board on July 23, 2015, that he is resigning from the Board effective July 24, 2015. Mr. Inagaki was appointed to the Board in January 2013 as a designee by The Dai-ichi Life Insurance Company, Limited (“Dai-ichi Life”) pursuant to the Investment and Strategic Cooperation Agreement between the Company and Dai-ichi Life dated as of August 10, 2012 (the “Agreement”).

(d)                                 Election of Directors

On July 24, 2015, the Board appointed Tatsusaburo Yamamoto to fill the vacancy created by Mr. Inagaki’s resignation. Mr. Yamamoto was designated for nomination by Dai-ichi Life pursuant to the Agreement, which grants Dai-ichi Life the right to designate a representative for appointment to the Company’s Board as long as Dai-ichi Life maintains ownership of at least 15% of the issued and outstanding shares of the Company’s stock or until the right is otherwise terminated in accordance with the terms of the Agreement.

Mr. Yamamoto is currently an executive officer and general manager of the Investment Planning Department of Dai-ichi Life.

Prior to his appointment, the Nominating and Corporate Governance Committee of the Board met with Mr. Yamamoto, reviewed his background and business experience and determined that Mr. Yamamoto possessed the membership criteria for non-employee directors as set forth in the Corporate Governance Guidelines.

Mr. Yamamoto will not receive any compensation for serving as a director and is not expected to serve on any committees of the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Janus Capital Group Inc.

Date: July 24, 2015	By:	/s/ David W. Grawemeyer
Executive Vice President,
General Counsel and Secretary